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Exhibit 99.1

WESTERN SIERRA BANCORP ANNOUNCES COMPLETION OF TRUST PERFERED SECURITIES ISSUANCE

Cameron Park, CA, December 24, 2001—Gary D. Gall, President and Chief Executive Officer of Western Sierra Bancorp (NASDAQ: WSBA) (http://www.westernsierrabancorp.com), a bank holding company with $527 million in assets, announced that on December 18, 2001, through a newly-formed-wholly-owned subsidiary, Western Sierra Statutory Trust II, a Connecticut statutory business trust, it completed a private issuance of $10 million in trust preferred securities as part of a pooled re-securitization transaction with several other financial institutions. With this additional capital the Company has $537 million in assets on a pro forma basis as of this date.

The trust preferred securities bear a floating rate of interest of 3.6% over the three month LIBOR. The initial rate set at 5.6%, is payable quarterly. Western Sierra Statutory Trust II used the proceeds from the sale of the trust preferred securities to purchase junior subordinated deferrable interest debentures of Western Sierra Bancorp. Western Sierra Bancorp intends to use the net proceeds for general corporate and strategic purposes. Under applicable regulatory guidelines, Western Sierra Bancorp expects that a portion of the trust preferred securities will qualify as Tier I Capital, and the remainder as Tier II Capital.

Gary D. Gall, President and Chief Executive Officer of Western Sierra Bancorp stated, "With the completion of this offering, Western Sierra Bancorp believes it has adequate capital to support its growth strategy for the foreseeable future. Even with the additional interest expense associated with the trust preferred securities, we remain confident in our ability to meet earnings estimates for the years 2001 and 2002.

The following table details on a historical and pro forma basis Western Sierra Bancorp certain financial information, including capital ratios, as of September 30, 2001. (Dollars in thousands)

	Historical 9/30/01		Pro-Forma 9/30/01
TOTAL ASSETS	$522,121	(A)	$532,121	(B)
Total Liabilities	$477,104		$477,104
Equity	$45,017	(A)	$55,017	(B)
CAPITAL RATIOS:
Equity to Assets	7.47%		10.34%
Leverage	8.94%		10.12%
Tier I Capital to Risk Weighted Assets	10.85%		12.47%
Total Capital to Risk Weighted Assets	12.04%		13.72%

  (A)
  - Includes $6.0 million issuance of trust preferred securities previously reported in Form 10Q for September 30, 2001

  (B)
  - Includes additional $10 million of trust-preferred securities.

Western Sierra Bancorp through its subsidiary banks, Western Sierra National Bank, Lake Community Bank, Roseville 1ST National Bank and Sentinel Community Bank, serves clients throughout Lake, Placer, El Dorado, Sacramento, and Tuolumne Counties in California with fifteen branch offices, two a loan production offices and an administrative office.

Safe Harbor

Certain matters discussed in this press release constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company's continuing growth strategy, its plans regarding the leveraging of the additional capital and its impact on earnings and shareholder returns. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to (1) the impact which changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers has on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest spread, and on the quality of the Company's earning assets; (2) the period of time it takes the Company to leverage the additional funds into earning assets; (3) when and if the pending mergers are consummated and (4) the other risks set forth in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.

For investor information on Western Sierra Bancorp visit our website at www.westernsierrabancorp.com/investor or CONTACT: Gary D. Gall, President and CEO, (530) 677-5600.

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  Exhibit 99.1
WESTERN SIERRA BANCORP ANNOUNCES COMPLETION OF TRUST PERFERED SECURITIES ISSUANCE